EXHIBIT 99.1

Interactive Brokers to Become First Company to List its Stock on IEX

GREENWICH, CT - September 12, 2018 — Interactive Brokers Group, Inc. (NASDAQ GS: IBKR) an automated global electronic broker, has decided to move the listing of its shares, symbol IBKR, to IEX. IEX is a new stock exchange striving to provide better trade executions than any other exchange, by providing certain new order types and by delaying the processing of all orders by 350 microseconds, targeted at preventing faster traders from front running orders.

IEX typically charges between $0.0003 and $0.0009 per share for execution of marketable orders, which by comparison, is far less than any of the largest exchanges.

Interactive Brokers has, ever since its inception, focused on providing best execution prices to its customers. Unlike most other banks or brokers, Interactive Brokers does not sell its customers’ orders to others for execution and neither does it take the other side of its customers’ orders.

“We currently execute some of our customers’ marketable orders at IEX because at the moment of execution, IEX offers us the best price for those orders, right in the middle of the displayed best bid and offer,” said Thomas Peterffy, Chairman and Founder of Interactive Brokers.

“This percentage will rise quickly if other investors route more of their orders to IEX. Just like we have, IEX has relentlessly focused on building technology to provide superior executions. We are on the same quest: our efforts dovetail with each other,” he added.

“We at Interactive Brokers understand that being the first listing on a new exchange may entail certain risk, but we think that individual and institutional customers who own and trade our stock will receive better execution prices and that advantage will outweigh the risk,” Peterffy said.

“I would like to suggest to other listed companies that the savings they would derive by moving their listing to IEX and paying substantially lower listing fees, plus the savings their shareholders are likely to derive from transacting on IEX would be well worth the expense of moving their listing to IEX,” he said.

About Interactive Brokers Group, Inc.:

Interactive Brokers Group affiliates provide automated trade execution and custody of securities, commodities and foreign exchange around the clock on over 120 markets in numerous countries and currencies, from a single IB Universal Account℠ to clients worldwide. We service individual investors, hedge funds, proprietary trading groups, financial advisors and introducing brokers. Our four decades of focus on technology and automation has enabled us to equip our clients with a uniquely sophisticated platform to manage their investment portfolios at the lowest cost according to Barron’s Best Online Brokers review, March 26, 2018. We strive to provide our clients with advantageous execution prices and trading, risk and portfolio management tools, research facilities and investment products, all at low or no cost, positioning them to achieve superior returns on investments.

For Interactive Brokers Group, Inc. Investors:

Nancy Stuebe, 203-618-4070 or Media: Kalen Holliday, 203-913-1369.